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                                                                  Exhibit 10.4


                 2006 BONUS PLAN FOR CERTAIN KEY EMPLOYEES

     The Company has a discretionary bonus program under which exempt salaried employees (other than the Chairman and the CEO) may be paid bonuses based on a percentage of base annual salary. The bonus percent is based on a variety of guidelines including the performance levels of the respective business units measured by earnings before tax.

     The bonus payment to an employee is based upon (i) their assigned bonus grade level, (ii) actual company earnings achieved relative to a pre-determined target, which is adjusted upward if company performance exceeds target and reduced if company performance is less than target, (iii) base salary paid during the fiscal year, and (iv) discretionary ranking of the individual's performance.









































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